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                                  EXHIBIT 99.2

               NEVADA MANHATTAN MINING ANNOUNCES LETTER OF INTENT
                                 WITH ROYAL GOLD

Calabasas, Calif-December 17, 1997 - Nevada Manhattan Mining, Inc. (OTC/BB:
NVMH) today announced a Letter of Intent with Royal Gold (NASDAQ: RGLD) for an exploration and development effort in Nye County, Nevada. Under the Letter of Intent, Royal Gold will be granted an exclusive option to explore, develop and purchase all of the interests which may be controlled by Nevada Manhattan in the Manhattan Mining District.

The term of the Agreement shall be three years, renewable for successive terms of three years, provided that Royal Gold continues to perform exploration work. The Agreement shall also be extendable indefinitely, to the extent that Royal Gold is achieving production in commercial quantities, or is engaged in reclamation.

The Nevada Manhattan property has been the site of a number of placer and lode mining operations since 1866, including the White Caps Mine, the Earl Mine, the Bath Mine and the Manhattan Consolidated Mine.

Closing of the transaction is subject to title and environmental due diligence, and documentation in a form satisfactory to both parties. This includes Royal Gold being aware of the pendency of Case No. 13982 in the Fifth Judicial District Court of Nevada (Nye County), styled Nevada Manhattan Mining Incorporated (plaintiff) v. Harvey, et. al. (defendants).

Jeffrey S. Kramer, Chief Operating Officer of Nevada Manhattan, commented that "the addition of Royal Gold to the Manhattan Mining Project fulfills one of our Company's long sought after goals of adding a more experienced management team to the Project."

Stanley Dempsey, Chairman and CEO of Royal Gold, said "Manhattan is one of the historic mining districts in Nevada that we think is deserving of a good, hard exploration effort. We are excited about having the chance to work on this property that has been assembled by Nevada Manhattan."

Royal Gold is the largest U.S.-based, publicly held gold royalty company. It engages in the acquisition, exploration and development of gold properties and the acquisition and management of royalty interests. Royal Gold holds a 20% net profits royalty interest at the South Pipeline Project in Lander County, Nevada; has a development property in California; is exploring Union Pacific Resources lands in Colorado and Wyoming; and has exploration projects in Nevada, Utah and Europe. Royal Gold's affiliate, Royal Gold Australia (Perth, Australia), has initiated efforts to acquire existing gold royalties as well as invest in junior Australian resource companies with emerging projects or advanced




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exploration plays. Royal Gold is traded on the NASDAQ National Market System under the symbol "RGLD."

Nevada Manhattan Mining is a diversified, global natural resource company. In addition to the Manhattan, Nevada gold project, it also has substantial environmentally responsible timber operations in Brazil as well as gold and coal concessions in Indonesia. For more information on Nevada Manhattan Mining, contact Yvonne S. Cambere at 818-591-4400, or fax 818-591-4411, or e-mail at administration@nevadamanhattan.com or visit Nevada Manhattan Mining's website at www.nevadamanhattan.com.